The integration and joint share transfer described in this convocation notice involves securities of a foreign company. This integration and joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this convocation notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in open market or privately negotiated purchases.

(Securities Code No: 8895)
August 15, 2013
To our shareholders:
ARNEST ONE CORPORATION
3-2-22, Kitahara-Cho, Nishitokyo-shi,
Tokyo, Japan
Yoichi Nishikawa,
President

Convocation Notice of Extraordinary General Meeting of Shareholders

Notice is hereby given that an extraordinary general meeting of shareholders of ARNEST ONE CORPORATION (the “Company”) will be held as set forth below.  Your attendance thereat is respectfully requested.

If you do not wish to attend the meeting, you may exercise your voting rights in writing, so please read the attached reference materials and state on the enclosed form whether you are voting “for” or “against” each agenda item and send the form so that it is received by 6:00 p.m. on Thursday, August 29, 2013.

1.	Date/Time:	10:00 a.m. on Friday, August 30, 2013
2.	Venue:	The large conference room on the 1st floor of the Company’s headquarters located at Renaissance Forum Tanashi, 1-2-2, Nishihara-cho, Nishitokyo-shi, Tokyo, Japan

3.	Purpose
Matters to be Resolved
Agenda Item :     Approval of the share transfer plan

4.	Matters to be determined in convening the meeting
Pursuant to the provisions of laws and regulations and Article 14 of the Company’s Articles of Incorporation, of the matters to be set forth regarding the agenda item in the reference materials provided with this convocation notice, the financial statements, etc. for the most recent fiscal year of the other companies to become wholly owned subsidiaries through the share transfer (HAJIME CONSTRUCTION CO., LTD, Iida Home Max Co., Ltd., TOUEI HOUSING CORPORATION, LTD., TACT HOME CO., LTD. and ID HOME Co., Ltd.) are posted on the Company’s website (http://www.arnest1.co.jp) and are not included in the reference materials.

◎	If you are able to attend the meeting, please submit the enclosed proxy form and give it to the reception desk.
◎	If any corrections are made to the reference materials, the Company will post such corrections on its website (http://www.arnest1.co.jp).

REFERENCE MATERIALS FOR THE GENERAL MEETING OF SHAREHOLDERS

Agenda Item: Approval of the Share Transfer Plan
The Company and five other companies consisting of HAJIME CONSTRUCTION CO., LTD (Nerima-ku, Tokyo, President: Tadayoshi Horiguchi, “HAJIME CONSTRUCTION”), Iida Home Max Co., Ltd. (Musashino-shi, Tokyo, President: Masashi Kanei, “Iida Home Max”), TOUEI HOUSING CORPORATION (Nishitokyo-shi, Tokyo, President: Hiroshi Nishino, “TOUEI HOUSING”), TACT HOME CO., LTD. (Nishitokyo-shi, Representative Director & President: Shigeo Yamamoto , “TACT HOME”) and ID HOME Co., Ltd. (Nishitokyo-shi, President: Yoshinari Hisabayashi, “ID HOME”) reached a basic agreement to establish a joint holding company through a joint share transfer (“Share Transfer”) and also entered into a letter of intent regarding management integration (“Management Integration”) on December 25, 2012.  Since then, the six companies have proceeded with discussions on the integration.
On June 27, 2013, pursuant to the approval of the boards of directors of each company, the six companies have agreed on the main items of the Share Transfer, entered into a management integration agreement and jointly prepared a share transfer plan (“Share Transfer Plan”).
The six companies plan to apply to list the newly-established joint holding company on the Tokyo Stock Exchange.  Because the six companies will become wholly-owned subsidiaries of the joint holding company through the Share Transfer, prior to the establishment of the joint holding company, the six companies plan to delist their common shares that are listed on the Tokyo Stock Exchange.  (Because of the merger between the Osaka Securities Exchange and the Tokyo Stock Exchange, the common shares of HAJIME CONSTRUCTION and ID HOME, which were listed on the Osaka Securities Exchange, have been listed on the Tokyo Stock Exchange effective July 16, 2013.)
We would like to seek your approval on the Share Transfer Plan prepared jointly by the six companies for the Management Integration.
We will provide our shareholders with the shares of the newly-established joint holding company that will be listed on the Tokyo Stock Exchange, in exchange for the Company’s shares based on the designated share exchange ratio.

1.	Reason for the Share Transfer

The Company has focused on providing newly-built detached houses based on the philosophy of “providing better quality buildings, more quickly and at more reasonable prices.”  However, a decline in population and households in the future is expected to cause mid- to long-term shrinkage in the residential market, and competition has become fiercer as companies from other industries enter the market for selling detached houses. The Company has therefore decided that it is essential to establish a strong management foundation through the Management Integration of the six companies which share a common vision for the future.

Upon undergoing the Management Integration, we expect to fully realize synergies by utilizing the holding company structure which would help the companies to pursue a common strategy, utilizing each company’s know-how while respecting the independence of the six companies.  Therefore, we decided to establish the joint holding company through the joint share transfer.
The Management Integration is expected to combine the management resources and know-how of the six companies.  By leading cost-cutting efforts and bringing about cost reduction in the real estate industry as a whole, we hope to create an environment where customers may obtain high-quality residences at reasonable prices.  In addition to sales of newly-built detached houses, the joint holding company will aim to secure new sources of income through the creation of new customer value and expansion into overseas markets, as well as to contribute to the creation of an enriching society.

2.	[Omitted]

3.	Items Concerning the Appropriateness of the Provisions on Matters Listed in Article 773, Paragraph (1), Item (v) and (vi) of the Companies Act

(1) Upon implementation of the Share Transfer, each of the six companies will become wholly owned subsidiaries of the joint holding company, and the companies have decided on the allotment of common shares of the joint holding company (“Share Transfer Ratio”) to their respective shareholders as follows.
(i) The Share Transfer Ratio is as follows.

Company name	The Company	HAJIME CONSTRUCTION	Iida Home Max	TOUEI HOUSING	TACT HOME	ID HOME
Share transfer ratio	1.16	3.14	1.00	1.16	108	2.62
(Note 1) Details of the share allotment ratio in relation to the Share Transfer
1.	For one share of common stock of the Company, 1.16 shares of common stock of the joint holding company will be delivered.
2.	For one share of common stock of HAJIME CONSTRUCTION, 3.14 shares of common stock of the joint holding company will be delivered.
3.	For one share of common stock of Iida Home Max, 1 share of common stock of the joint holding company will be delivered.
4.	For one share of common stock of TOUEI HOUSING, 1.16 shares of common stock of the joint holding company will be delivered.
5.	For one share of common stock of TACT HOME, 108 shares of common stock of the joint holding company will be delivered.
6.	For one share of common stock of ID HOME, 2.62 shares of common stock of the joint holding company will be delivered.

If, however, there is a material change in the various conditions forming the basis of calculations, the abovementioned Share Transfer Ratio may be changed upon discussion among the six companies.

(Note 2) One unit of the joint holding company will be 100 shares.

(Note 3) Number of new shares to be delivered by the joint holding company due to the Share Transfer (planned)
Common shares: 294,151,996 shares
The above number is based on the number of shares issued and outstanding for each of the companies immediately after the retirement of their treasury stock as announced on June 11, 2013 (The Company: 65,687,321 issued and outstanding shares; HAJIME CONSTRUCTION: 28,562,130 issued and outstanding shares; Iida Home Max: 59,479,534 issued and outstanding shares; TOUEI HOUSING: 26,958,535 issued and outstanding shares; TACT HOME: 231,892 issued and outstanding shares; and ID HOME: 4,761,010 issued and outstanding shares), and therefore may be subject to change.

(Note 4) Treatment of shares less than one unit
Shareholders of the six companies who receive less than one unit of the joint holding company (i.e., less than 100 shares) (“Shares Less than One Unit”) will not be able to sell such shares on the Tokyo Stock Exchange or other securities exchanges.  In accordance with Article 192, Paragraph 1 of the Companies Act, shareholders who hold Shares Less than One Unit may demand that the joint holding company repurchase such shares.

(ii) Basis for calculation of allotment for the Share Transfer is as set forth in Exhibit 2.

(2) The six companies determined the amount of capital and capital reserve of the joint holding company upon the establishment of the joint holding company as follows.
(i)        The amount of capital and capital reserve of the joint holding company is as follows.
Capital:  ¥10 billion
Capital reserve:  ¥2.5 billion
Legal retained earnings:  ¥0

(ii)       After comprehensively considering and examining the capital policies, etc. of the joint holding company, the six companies have negotiated and determined the amount of capital and capital reserve of the joint holding company, which falls within the parameters of the provision of Article 52 of the Ordinance on Accounting of Companies.

4.	[Omitted]

5.	Items Concerning the Other Wholly-Owned Subsidiaries After Implementing the Share Transfer

(1)	HAJIME CONSTRUCTION
(i)	Contents of financial statements for the latest business year (year ended January 2013)
Contents of financial statements of HAJIME CONSTRUCTION for the year ended January 2013 are posted on the Company’s website (http://www.arnest1.co.jp/ )
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(2)	Iida Home Max
(i)	Contents of financial statements for the latest business year (year ended April 2013)
Contents of financial statements of Iida Home Max for the year ended April 2013 are posted on the Company’s website (http://www.arnest1.co.jp/)
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(3)	TOUEI HOUSING
(i)	Contents of financial statements for the latest business year (year ended January 2013)
Contents of financial statements of TOUEI HOUSING for the year ended January 2013 are posted on the Company’s website (http://www.arnest1.co.jp/)
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(4)	TACT HOME
(i)	Contents of financial statements for the latest business year (year ended May 2012)
Contents of financial statements of TACT HOME for the year ended May 2012 are posted on the Company’s website (http://www.arnest1.co.jp/)
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable
(5)	ID HOME
(i)	Contents of financial statements for the latest business year (year ended December 2012)
Contents of financial statements of ID HOME for the year ended December 2012 are posted on the Company’s website (http://www.arnest1.co.jp/)
(ii)	Contents of events occurred after the last day of the latest fiscal year that may give material impacts on the status of the corporate assets
Not applicable

6.	Contents of Events Occurring After the Last Day of the Latest Fiscal Year that May Give Material Impacts on the Status of the Corporate Assets of the Company
Not applicable

Cautionary Statement Regarding Forward-Looking Statements
This convocation notice contains forward-looking statements that reflect the companies’ plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the companies and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.

(Exhibit 1)
BUSINESS REPORT
(April 1, 2012 ~ March 31, 2013)

1.	Current State of Company
(1)	Business Status in Current Fiscal Year
(i)	Business Progress and Results
In the current fiscal year, in addition to the reconstruction demand from the Great East Japan Earthquake, Japan’s economy showed some signs of recovery as expectations for the economic policies of the new administration drove the yen down and stock prices up.  Nevertheless, the effects of severe employment and wage conditions and concerns of an economic downturn brought on by the slowdown in overseas economies persist, and there continues to be uncertainty as to the future.
In the real estate market, spurred by polices to promote home buying, the number of new housing projects increased for the third year in a row, and we are on track for a gradual economic recovery, but competition from other companies remains strong, mainly in lower priced properties.
Amid these conditions, based on the conviction that everyone should have a home, the Company has implemented thorough cost management and quality improvement to provide quality detached housing and condominiums at affordable prices.  In addition, in terms of sales, we opened the Narimasu Sales Office in June 2012, Kobe Sales Office and Isesaki Sales Office in July 2012, Yokkaichi Sales Office and Ashikaga Sales Office in October 2012, and Hiroshima Sales Office in November 2012.
In terms of performance, an increase in the number of properties delivered in our detached housing and condominium sales business contributed to a year-on-year increase in sales.  However, income posted a year-on-year decline due to lower sales pricing in the detached housing sales business.  Furthermore, in terms of numbers of units delivered, we delivered 8,559 detached homes (8,222 ready-built homes and 337 lots), and 689 condominiums.
As a result thereof, in the current fiscal year we recorded sales of ¥203,357 million (up 8.6% year-on-year), operating income of ¥18,097 million (down 17.1% year-on-year), ordinary income of ¥18,480 million (down 15.7% year-on-year) and net income of ¥11,715 million (down 9.1% year-on-year).

In addition, sales performance by segment in the current fiscal year is as follows.
	Current Fiscal Year (April 1, 2012 ~ March 31, 2013)		Consolidated
Name of Segment	Number	Amount (million yen)	year-on-year increase (%)
1. Detached housing
(1) Ready-built homes	8,222 homes	175,333	109.7
(2) Residential lots	337 lots	5,243	74.3
(3) Contract construction	197 homes	2,223	193.7
2. Condominiums	689 units	20,556	106.6
Total	-	203,357	108.6

(ii)	Capital Investment
Capital investment carried out in the current fiscal year totaled ¥141 million.  The majority of this was used to acquire new equipment.

(iii)	Financing
The Company’s primary demand for financing is for funds to purchase land for projects.  The major financing in this fiscal year is as follows.
a.	Borrowings from financial institutions increased the total outstanding short-term and long-term loans by ¥1,052 million to ¥7,016 million.
b.
Overdraft agreements have been executed with three banks to facilitate the efficient procurement of operating funds.  The total available overdraft balance under these agreements as of the end of this fiscal year is ¥6 billion, with a balance of executed loans of ¥2,317 million.

(iv)	Business Transfers, Absorption-type Company Splits and Incorporation-type Company Splits
Not applicable.

(v)	Status of Business Received by Transfer from Other Companies
Not applicable.

(vi)	Succession of Rights Related to the Business of Another Company or Other Entity by Merger or Absorption-type Company Split
Not applicable.

(vii)	Acquisition or Disposition of Another Company’s Stock, other Interest, Share Options, etc.
Not applicable.

(2)	Assets and Earnings in the Four Most Recent Fiscal Years
Classification	29th Term (Fiscal Year Ended March 31, 2010)	30th Term (Fiscal Year Ended March 31, 2011)	31st Term (Fiscal Year Ended March 31, 2012)	32nd Term (Fiscal Year Ended March 31, 2013)
Sales (million yen)	135,306	160,809	187,275	203,357
Ordinary income (million yen)	15,822	21,365	21,924	18,480
Net income(million yen)	14,423	12,560	12,884	11,715
Net income per share (yen)	219.83	191.24	196.15	178.35
Total assets (million yen)	61,537	80,333	89,885	100,421
Net assets (million yen)	39,794	50,400	60,657	69,745
Net assets per share (yen)	606.37	767.28	923.42	1,061.78
(Notes)	Fractions of less than one million yen have been rounded off and omitted.

(3)	Parent Company and Key Subsidiaries
(i)	Parent Company
Not applicable.

(ii)	Key Subsidiaries
Details have been omitted due to the lack of materiality.

(4)	Issues to be Addressed
Amid circumstances where the income and employment environment remains uncertain, it is very difficult to sell higher priced properties.  In order to expand business in this environment, it is necessary to engage in developments which take into consideration what products are being sought out, and to provide properties in a price range where consumers are comfortable buying, taking into consideration increases in interest rates, changes in the income and employment environment and other future issues.  The Company performs multiple simulations by changing the size of buildings, the size of lots and other conditions based on the data we have accumulated in the past, seeking to provide products that meet the characteristics of the area.  In addition, we will continue to make efforts to shorten our business cycle and control costs.  In order to shorten the business cycle, it is of utmost importance to attempt to sell and deliver property as soon as possible after the acquisition of land. The Company will address this by strengthening awareness and thoroughly managing project schedules.  This is the most important factor for mitigating the risk of real estate price decline, and is the most effective factor for ensuring profits.
In addition, we need to enhance production, sales and management to expand our business, and with this the major issues will be the creation of an organization that can accommodate an increase in staff, the appropriate placement of personnel, and employee training.  To establish an organization commensurate to the scale of the business, we will actively hire experienced workers and new graduates, improve the quality of employees through participation in training and outside seminars, constantly review our organization, and expand and improve our sales offices.  Meanwhile, we are fully utilizing the outsourcing of work centering around procurement, planning and production management - businesses outside our core businesses - in order to maintain a high level of sales and profits per person.  We believe this is also important from the viewpoint of the creation of a system that is fully capable of withstanding economic crises.

(5)	Content of Primary Businesses (as of March 31, 2013)
Construction project design and implementation business
Engineering project design and implementation business
Real estate purchase and sale and brokering business

Balance Sheets
(as of March 31, 2013)
(Unit: million yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current assets	95,723	Current liabilities	30,127
Cash and deposits	34,436	Notes payable - trade	5,200
Accounts receivable - trade	206	Accounts payable for construction contracts	12,649
Real estate for sale	13,042	Short-term loans	6,131
Real estate for sale in process	41,137	Current portion of long-term loans payable	885
Costs on uncompleted construction contracts	4,231	Accounts payable	570
Supplies	28	Accrued expenses	165
Advances	1,102	Income taxes payable	2,705
Prepaid expenses	153	Advances received	477
Deferred tax assets	944	Deposits received	782
Other	439	Provision for officers’ bonuses	6
Noncurrent assets	4,697	Provision for bonuses	543
Property, plant and equipment	3,233	Other	11
Buildings	1,147	Noncurrent liabilities	548
Vehicles	16	Provision for retirement benefits	514
Equipment	254	Asset retirement obligations	4
Accumulated depreciation	(504)	Other	30
Land	2,300	Total liabilities	30,675
Standing trees	18	Net assets
Intangible assets	84	Shareholders’ equity	69,745
Software	82	Capital stock	4,269
Telephone subscription right	1	Capital surplus	3,167
Investments and other assets	1,379	Legal capital surplus	3,167
Investment securities	443	Retained earnings	62,309
Shares in affiliates	45	Legal retained earnings	40
Investments in capital	5	Other retained earnings	62,269
Claims provable in bankruptcy/rehabilitation, etc.	29	General reserve	35,900
Long-term prepaid expenses	28	Retained earnings brought forward	26,369
Deferred tax assets	193	Treasury stock	(0)
Guarantee deposits	635
Allowance for doubtful accounts	(29)
Other	27	Total net assets	69,745
Total assets	100,421	Total liabilities and net assets	100,421

Statements of Income
(from April 1, 2012 to March 31, 2013)
		(Unit: million yen)
	Item	Amount
I	Net sales		203,357
II	Cost of sales		171,057
	Gross profit		32,300
III	Selling, general and administrative expenses		14,202
	Operating income		18,097
IV	Non-operating income
	1.Rent income	153
	2.Purchase discounts	60
	3.Income from safety cooperating association fee	119
	4.Other	155	489
V	Non-operating expenses
	1.Interest expenses	77
	2.Other	28	105
	Ordinary income		18,480
VI	Extraordinary income
	1.Gain on sales of noncurrent assets	0
	2.Compensation income	100
	3.Distribution gain upon liquidation of investment securities	123	224
VII	Extraordinary loss
	Loss on retirement of noncurrent assets	0	0
	Income before income taxes		18,704
	Income taxes-current	7,145
	Income taxes-deferred	(156)	6,989
	Net income		11,715

 Statements of Changes in Shareholders’ Equity
(from April 1, 2012 to March 31, 2013)
(Unit: million yen)
Shareholders’ equity
Capital stock
Balance at the beginning of current period	4,269
Changes of items during the period
Total changes of items during the period	-
Balance at the end of current period	4,269
Capital surplus
Legal capital surplus
Balance at the beginning of current period	3,167
Changes of items during the period
Total changes of items during the period	-
Balance at the end of current period	3,167
Total capital surplus
Balance at the beginning of current period	3,167
Changes of items during the period
Total changes of items during the period	-
Balance at the end of current period	3,167
Retained earnings
Legal retained earnings
Balance at the beginning of current period	40
Changes of items during the period
Total changes of items during the period	-
Balance at the end of current period	40
Other retained earnings
General reserve
Balance at the beginning of current period	34,100
Changes of items during the period
Provision of general reserve	1,800
Total changes of items during the period	1,800
Balance at the end of current period	35,900
Retained earnings brought forward
Balance at the beginning of current period	19,081
Changes of items during the period
Provision of general reserve	(1,800)
Dividends from surplus	(2,627)
Net income	11,715
Total changes of items during the period	7,288
Balance at the end of current period	26,369
Total retained earnings
Balance at the beginning of current period	53,221
Changes of items during the period
Provision of general reserve	-
Dividends from surplus	(2,627)
Net income	11,715
Total changes of items during the period	9,088
Balance at the end of current period	62,309
Treasury stock
Balance at the beginning of current period	(0)
Changes of items during the period
Total changes of items during the period	-
Balance at the end of current period	(0)
Total shareholders’ equity
Balance at the beginning of current period	60,657
Changes of items during the period
Dividends from surplus	(2,627)
Net income	11,715
Total changes of items during the period	9,088
Balance at the end of current period	69,745
Total net assets
Balance at the beginning of current period	60,657
Changes of items during the period
Dividends from surplus	(2,627)
Net income	11,715
Total changes of items during the period	9,088
Balance at the end of current period	69,745

Notes to Non-Consolidated Financial Statements

1.	Important Accounting Policies

(1)	Valuation standards and method for assets

(i)	Valuation standards and method for securities
A.	Held-to-maturity securities	Amortized cost method (fixed amount method)
B.	Shares of subsidiaries	Cost method using moving average
C.	Other securities
Securities with no fair value:
Cost method using moving average.
Equity contributions to investment limited partnerships (those deemed to be securities pursuant to Article 2 Paragraph 2 of the Financial Instruments and Exchange Act) are calculated by means of incorporating the amount of equity equivalent to net assets, based on financial statements available on the date of the announcement of financial results provided in the investment limited partnership agreement.

(ii)	Valuation standards and method for inventories
Real estate for sale, real estate for sale in process and costs on uncompleted construction contracts	Cost method using specific identification (book value devaluation as a result of reduction on profitability)

(2)	Noncurrent asset depreciation method

(i)	Property, plant and equipment (excluding lease assets)	The declining balance method is used; however, the fixed amount method has been adopted for buildings (not including facilities incidental to buildings) acquired on or after April 1, 1998.
		Main service life Buildings: Vehicles: Equipment:	2-50 years 2-5 years 3-20 years

(ii)	Lease assets
Please note that, in finance leases not involving the transfer of ownership, the method for ordinary lease transactions is used for lease assets relating to lease transactions where the starting date of the lease is on or before March 31, 2008.

(iii)	Software
The fixed amount method is used for software for internal use based on the expected in-house possible period of use (5 years).

(3)	Standards for recording allowances

(i)	Allowance for doubtful accounts
To provide for losses due to doubtful accounts, the possibility of recovery is examined using the historical rate of credit losses for normal receivables, and specific receivables such as doubtful accounts receivable are examined individually, and the expected amount that cannot be recovered is booked.

(ii)	Provision for retirement benefits
Booked based on the expected retirement benefits liabilities at the end of the fiscal year, to provide for the payment of employee retirement benefits.
Actuarial differences are recorded as expenses in the fiscal year following the year using the straight line method over a certain number of years (three years) within the average remaining period of service for the employee.

(iii)	Provision for bonuses
Booked based on the amount expected to be paid for the fiscal year to provide for the payment of bonuses to employees.

(iv)	Provision for officers’ bonuses
Booked based on the amount expected to be paid for the fiscal year to provide for the payment of bonuses to officers.

(4)	Standards for recording significant revenue and costs

Standards for recording net sales of completed construction contracts and cost of completed work

(i)	Construction work where the outcome of the construction contract can be estimated reliably with respect to the portion completed by the end of the current fiscal year
Percentage of completion standard (cost-to-cost method is used to estimate the percentage of completion of the work)
(ii)	Other works
Completion basis

(5)	Other significant items on which financial statements are based

Consumption tax treatment

The tax exclusion method is used. Consumption taxes on assets not subject to deductions, however, are recorded as costs in the fiscal year during which it is incurred.

2.	Notes to Changes to Accounting Policies

Change in depreciation method

In association with reforms to the Corporation Tax Act, from the current fiscal year the depreciation and amortization method for buildings, plants and equipment acquired on and after April 1, 2012 was changed to a method based on the amended Corporation Tax Act.
This change had a minor impact on the operating income, ordinary income and income before taxes for the current fiscal year.

3.	Notes to the Balance Sheets

(1)	Assets furnished as collateral and secured debt
(Unit: million yen)
Real estate for sale	151	(151)
Real estate for sale in process	6,143	(4,127)
Guarantee deposits	16
Total	6,311
(Note) Figures in brackets indicate real estate for sale and real estate for sale in process with security interests reserved.

Liabilities corresponding to the foregoing

   (Unit: million yen)
Short-term loans payable	4,798
Current portion of long-term loans payable	885
Advances received	146
Total	5,829

(2)	Investment securities furnished pursuant to the provisions of the Act on Assurance of Performance of Specified Housing Defect Warranties

  Investment securities                             ¥313 million

(3)	Monetary claims and debts in relation to affiliated companies

(i)	Short-term monetary claims	¥16 million
(ii)	Short-term monetary debts	¥78 million

4.	Notes to Statements of Income

Trading volume with affiliated companies
Trading volume from sales transactions
•	Cost of sales	¥852 million
•	Selling, general and administrative expenses	¥8 million
Trading volume from non-sales transactions
•	Rent income	¥9 million

5.	Notes to Statements of Changes in Shareholders’ Equity

(1)	Issued and outstanding shares
Type of Shares	Number of Shares at the Beginning of the Current Fiscal Year	Increase in the Number of Shares during the Current Fiscal Year	Reduction in the Number of Shares during the Current Fiscal Year	Number of Shares at the End of the Current Fiscal Year
Common shares	65,688,000	—	—	65,688,000

(2)	Treasury shares
Type of Shares	Number of Shares at the Beginning of the Current Fiscal Year	Increase in the Number of Shares during the Current Fiscal Year	Reduction in the Number of Shares during the Current Fiscal Year	Number of Shares at the End of the Current Fiscal Year
Common shares	679	—	—	679

(3)	Dividends from reserves

(i)	Amount of dividends
A.	Dividend pursuant to resolution of the May 28, 2012 meeting of the board of directors
•	Type of shares	Common shares
•	Total dividend	¥2,299 million
•	Dividend per share	¥35
•	Record date	March 31, 2012
•	Effective date	June 27, 2012

B.	Dividend pursuant to resolution of the October 30, 2012 meeting of the board of directors
•	Type of shares	Common shares
•	Total dividend	¥328 million
•	Dividend per share	¥5
•	Record date	September 30, 2012
•	Effective date	December 5, 2012

(ii)	Dividends with a record date falling within the current fiscal year which have an effective date in the following fiscal year

 The Company plans to resolve as follows at the May 31, 2013 meeting of the board of directors.
•	Type of shares	Common shares
•	Total dividend	¥2,299 million
•	Dividend per share	¥35
•	Record date	March 31, 2013
•	Effective date	June 28, 2013

(4)	Subscription rights to shares
Share Option Breakdown	Type of Shares Subject to Share Option	Number of Shares Subject to Share Option				Balance as of the End of the Current Fiscal Year
		Beginning of the Current Fiscal Year	Increase during the Current Fiscal Year	Decrease during the Current Fiscal Year	End of the Current Fiscal Year
2005 subscription rights to shares	Common shares	225,000	—	225,000	—	—
Total		225,000	—	225,000	—	—
(Note)	The reduction in 2005 subscription rights to shares during the current fiscal year is due to the expiration of the term for exercise of the subscription rights to shares.

6.	Notes on Deferred Tax Accounting

(1)	Breakdown of major causes for deferred tax assets

(i)	Current assets
(Unit: million yen)
Loss on valuation of real estate for sale	118
Denial of business tax payable	226
Denial of addition to provision for bonuses	206
Denial of accrued expenses	32
Addition of deposit gain to gross income	185
Others	174
Sub-total	944
Valuation allowance	—
Total	944

(ii)	Noncurrent assets
(Unit: million yen)
Depreciation excess amount	1
Allowance for retirement benefits	182
Accrued officer retirement benefits	8
Others	1
Sub-total	193
Valuation allowance	—
Total	193
Total deferred tax assets	1,138

7.	Notes on Leased Fixed Assets

Notes omitted because total value lease transactions is insignificant.

8.	Notes on Financial Instruments

(1)	Status of financial instruments

(i)	Policy for treatment of financial instruments
The Company only uses short-term deposits for the management of funds, and obtains financing in the form of loans from banks to predominantly fund the acquisition of land for business purposes.
The Company’s policy is to carry out derivatives transactions within the scope of the outstanding loan balance in order to mitigate the risk of future interest rate fluctuations, and no transactions are conducted for speculative purposes.

(ii)	Details of financial instruments, the risks and risk management system
Investment securities with a market value are comprised of national government bonds provided as security deposits, and are exposed to the risks of the issuer or the risk of market fluctuations. Investment securities without a market price and shares in affiliates are shares related to business or capital alliances with business partners. However, as they are securities without a fair market value they do not carry the risk of fluctuations in market prices. For these securities, the Company regularly obtains financial statements or other documents that can be used to ascertain the financial standing in order to confirm that there has been no change in the financial status of the counterparty and monitors the status of holdings on an ongoing basis.
Notes payable-trade and accounts payable for construction contracts, which are trade liabilities, have a payment deadline of less than one year and, although they are exposed to liquidity risks at the time of settlement, the Company manages liquidity risks through the timely preparation and updating of a funding plan and maintaining immediate liquidity.
Short-term loans payable and long-term loans payable are predominantly used to raise funds for the acquisition of land for business purposes. These loans payable mainly have variable interest rates and are therefore exposed to the risk of interest rate fluctuations. Interest rate fluctuation risk is managed by monitoring whether there are any significant changes in interest rates by preparing monthly interest rate fluctuation reports.

(iii)	Supplementary explanation regarding fair value of financial instruments
The fair value of financial instruments is calculated using the market value, or using reasonable calculations in the case where there is no market value.

(2)	Fair value of financial instruments

The value recorded in the balance sheets, fair value and the difference of the values as of March 31, 2013 are as follows. Please note that financial instruments that are recognized as highly difficult to determine market value are not included. (see Note 2)

(Unit: million yen)
		Value Recorded in the Balance Sheets	Fair Value	Difference
(1)	Cash and deposits	34,436	34,436	—
(2)	Investment securities	313	321	7
Total assets		34,749	34,757	7
(1)	Notes payable-trade	5,200	5,200	—
(2)	Accounts payable for construction contracts	12,649	12,649	—
(3)	Short-term loans payable	6,131	6,131	—
(4)	Current portion of long-term loans payable	885	884	(0)
(5)	Income taxes payable	2,705	2,705	—
Total liabilities		27,570	27,570	(0)
Derivatives transactions		—	—	—
Note 1.               Calculation of financial instrument fair value
Assets
(1) Cash and deposits
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.
(2) Investment securities
The fair value of bonds is evaluated using the statistical data indicated by the Japan Securities Dealers Association.

Liabilities
(1) Notes payable-trade, (2) Accounts payable for construction contracts, (3) Short-term loans payable and (5) Income taxes payable
As these are paid within a short period, the fair value is almost exactly the same as the book value, and therefore the book value is used.
(4) Current portion of long-term loans payable
The fair value of loans is calculated by discounting by the expected interest rate, assuming that new loans were taken out for the same total principal and interest.

Note 2.               Financial instruments that are highly difficult to determine fair values
The ¥174 million of unlisted shares, etc. are not shown in the balance sheets because they have no market value, future cash flows cannot be calculated and it is recognized that it is highly difficult to determine their fair value.

Note 3.               Scheduled redemption amounts for monetary claims and investment securities with maturity dates

(Unit: million yen)
	Within One Year	More than One Year and Less than Five Years	More than Five Years and Less than Ten Years	More than Ten Years
Cash and deposits	34,422	—	—	—
Investment securities	—	—	89	223

9	Notes on Real Estate for Lease

Notes omitted because total value of real estate for lease is insignificant.

10.	Notes on Transactions with Related Parties

Directors and individuals who are major shareholders

Type of Shares	Name	Percentage of Voting Rights	Relationship	Details of Transactions	Amount (million yen)	Item	Balance as of the End of the Fiscal Year
Companies where directors or close relatives hold the majority of voting rights (including subsidiaries of such company)	DIARON Co., Ltd (Note 3)	—	Purchase of goods, etc. Officer holding concurrent posts	Purchase of goods, etc.	90	Accrued construction payments	8
Note 1.	Consumption tax is not included in the above amounts and is included in the balance as of the end of the fiscal year.
Note 2.	Transaction terms and policy for determining transaction terms
Terms for the purchase of goods, etc. are determined in the same way as terms for normal transactions.
Note 3.	The Company’s President and Representative Director, Yoichi Nishikawa, holds 68.8% of the voting rights.

11.	Notes on Per Share Information

(1)	Net assets per share	¥1,061.78

(2)	Net income per share	¥178.35

(Exhibit 2)

Basis for Calculation of Allotment for the Share Transfer

1.	Basis for Calculation

In order to ensure the Share Transfer Ratio used in the Share Transfer is calculated fairly and appropriately, each of the six companies retained independent financial advisors to provide financial analysis of the Share Transfer Ratio. HAJIME CONSTRUCTION retained Partners Inc. (“Partners”), Iida Home Max retained PLUTUS CONSULTING Co., Ltd. (“PLUTUS CONSULTING”), TOUEI HOUSING retained YAMADA FAS Co., Ltd. (“YAMADA FAS”), TACT HOME retained AGS Consulting Co., Ltd. (“AGS Consulting”), the Company retained Benedi Consulting Co., Ltd. (“Benedi Consulting”) and ID HOME retained Tokai Tokyo Securities Co., Ltd. (“Tokai Tokyo Securities”).
Please see Exhibit 2-1 “Summary of Share Transfer Ratio Analysis from Each Financial Advisor” for an overview of the financial analyses provided by the financial advisors.
The future profit plan submitted to each of the financial advisors by TOUEI HOUSING as the basis for its discounted cash flow (“DCF”) analysis contains fiscal years with a significant increase in earnings compared to the previous fiscal year. This is due to the fact that TOUEI HOUSING expects to significantly increase sales by expanding into new areas outside of its core market, the Tokyo metropolitan area.
The future profits plans submitted to the financial advisors by HAJIME CONSTRUCTION, Iida Home Max, TACT HOME, the Company and ID HOME, as the basis for their respective DCF analyses do not contain projections with any significant increases or decreases in earnings.

2.	Background to Calculations

Based on the financial analyses of the Share Transfer Ratio provided by Partners, PLUTUS CONSULTING, YAMADA FAS, AGS Consulting, Benedi Consulting and Tokai Tokyo Securities to HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, the Company and ID HOME, respectively, which comprehensively took into account factors including the finances, assets and future business and results projections of each company, as well as the strategic, financial and operational benefits expected from the transaction, the six companies determined that the Share Transfer Ratio set forth in the Share Transfer Plan was appropriate and agreed to such Share Transfer Ratio.

3.	Relationship with Financial Advisors

Partners, PLUTUS CONSULTING, YAMADA FAS, AGS Consulting, Benedi Consulting and Tokai Tokyo Securities do not qualify as parties related to HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, the Company or ID HOME, respectively, nor do they have a material interest in the Share Transfer that requires disclosure.

4.	Delisting

HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, the Company and ID HOME plan to delist as of October 29, 2013 pursuant to the rules and regulations of the Tokyo Stock Exchange.

5.	Measures to Ensure Fairness

In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, HAJIME CONSTRUCTION obtained from Partners a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for HAJIME CONSTRUCTION’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the share transfer ratio, Iida Home Max obtained from PLUTUS CONSULTING a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for Iida Home Max’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, TOUEI HOUSING obtained from YAMADA FAS a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for TOUEI HOUSING’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, TACT HOME obtained from AGS Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for TACT HOME’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio,  the Company obtained from Benedi Consulting a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is fair for the Company’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.
In addition to obtaining the aforementioned financial analysis of the Share Transfer Ratio, ID HOME obtained from Tokai Tokyo Securities a fairness opinion dated June 26, 2013 to the effect that the agreed Share Transfer Ratio is appropriate and fair for ID HOME’s shareholders, assuming satisfaction of the prerequisites set forth in Exhibit 2-1 and certain other prerequisites.

6.	Measures to Avoid Conflicts of Interest

HAJIME CONSTRUCTION, Iida Home Max, TOUEI HOUSING, TACT HOME, the Company and ID HOME do not have controlling share ownerships in each other, nor have officers that hold concurrent positions among each other.  Therefore, the companies have not taken any special measures to avoid conflicts of interest as there are no particular relationships among the parties that will give rise to conflicts of interest.

(Exhibit 2-1)
Summary of Share Transfer Ratio Analysis from Each Financial Advisor

1.	Partners (advisor to HAJIME CONSTRUCTION)

As the common shares of all six companies have market prices, Partners conducted an Average Market Price Analysis.  Partners also conducted calculations using the discounted cash flow method (“DCF”) and Comparable Companies Analysis.
The following sets forth the range of shares allotted where one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	2.91~4.13	0.92~1.29	91.00~124.88	1.02~1.38	2.29~3.42
DCF	2.93~4.38	1.11~1.66	119.24~178.13	1.21~1.80	3.06~4.56
Comparable Public Companies Analysis	3.10~3.68	0.79~1.00	84.29~136.64	0.99~1.98	3.06~4.65

The Average Market Price Analysis used the closing price on the First Section of the Tokyo Stock Exchange or the JASDAQ Standard section of the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the period from December 26, 2012 (the business day immediately following the date of the notice “Execution of Letter of Intent Agreement Regarding Management Integration”) to the record date. The DCF used financial projections submitted by each company.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the fairness opinion, and when calculating the Share Transfer Ratio on which the fairness opinion is based, Partners used information as submitted by the six companies as well as publicly available information. Partners assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. Partners did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of any of the companies or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. Partners’ calculation of the Share Transfer Ratio reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

2.	PLUTUS CONSULTING (advisor to Iida Home Max)

After considering the various methods to calculate the Share Transfer Ratio, PLUTUS CONSULTING decided to use the Average Market Price Analysis, Comparable Companies Analysis and DCF.
The following sets forth the results of the Share Transfer Ratio calculations if one share of the joint holding company is allotted for each share of Iida Home Max.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.399~3.572	1.078~1.179	105.074~110.178	1.157~1.227	2.675~3.108
Comparable Companies Analysis	2.399~2.581	0.740~0.799	109.208~112.973	1.549~1.608	3.742~3.876
DCF	2.885~4.202	0.738~1.333	98.553~136.372	0.964~1.546	2.501~4.183

The Average Market Price Analysis used the closing price (on the JASDAQ Standard section of the Osaka Securities Exchange for HAJIME CONSTRUCTION and ID HOME and on the First Section of the Tokyo Stock Exchange for Iida Home Max, TOUEI HOUSING, TACT HOME and the Company) on the record date (June 26, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the fairness opinion, and when calculating the Share Transfer Ratio on which the representations in the fairness opinion are based, PLUTUS CONSULTING used accounting, tax and legal investigation reports prepared by independent third parties as well as information as submitted by the six companies and publicly available information. PLUTUS CONSULTING assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. PLUTUS CONSULTING did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. PLUTUS CONSULTING’s calculation of the Share Transfer Ratio reflects the financial projections provided by each company as of June 26, 2013, and assumes that such information was reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

3.	YAMADA FAS (advisor to TOUEI HOUSING)

YAMADA FAS conducted an Average Market Price Analysis, Comparable Companies Analysis and DCF for each of the six companies. The following sets forth the range of shares allotted for one share of each company if one share of the joint holding company is allotted for each share of Iida Home Max.
The Average Market Price Analysis used the closing price (on the Tokyo Stock Exchange or the Osaka Securities Exchange) on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date. The DCF used business plans submitted by each company on a standalone basis.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	2.91~4.13	0.92~1.29	91~125	1.02~1.38	2.29~3.42
Comparable Companies Analysis	1.35~6.65	0.76~1.82	57~181	0.55~2.11	1.29~6.58
DCF	2.62~4.20	1.01~1.73	105~173	1.09~1.66	2.74~4.52

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the calculation documentation containing the above analysis and the results thereof, and when submitting the fairness opinion, YAMADA FAS used information as provided by the six companies as well as publicly available information. YAMADA FAS assumed that such materials and data were accurate and complete, and also that there were no undisclosed facts that may have a material effect on the analysis or calculation of the Share Transfer Ratio. YAMADA FAS therefore did not conduct any independent verification of the accuracy and completeness of such materials and data. YAMADA FAS did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, and information forming the basis of other considerations was analyzed under certain restricted conditions. In addition, YAMADA FAS assumed that the six companies’ business plans were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time.

4.	AGS Consulting (advisor to TACT HOME)

As the common shares of all six companies have market prices, AGS Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, AGS Consulting used DCF in order to appropriately reflect the assessment of each company’s future business activities. AGS Consulting also conducted a Comparable Companies Analysis because there are multiple listed companies that conduct similar businesses as the six companies. The results of each calculation method are as set forth below.
The following sets forth the range of shares allotted for one common share of HAJIME CONSTRUCTION, TOUEI HOUSING, TACT HOME, the Company and ID HOME if one share of the joint holding company is allotted for each common share of Iida Home Max.
The Average Market Price Analysis used the closing price on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-month period before the record date.

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.40~3.57	1.08~1.15	105~110	1.15~1.21	2.67~3.11
DCF	2.37~5.27	0.82~2.09	95~225	1.14~2.35	2.36~5.55
Comparable Companies Analysis	1.95~3.69	0.57~1.41	73~103	0.98~1.50	2.26~3.63

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When submitting the fairness opinion, and when calculating the Share Transfer Ratio on which the fairness opinion is based, AGS Consulting used information as submitted by the six companies as well as publicly available information. AGS Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof. AGS Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including non-consolidated assets and liabilities and contingent liabilities) of each company or their respective affiliates. AGS Consulting’s fairness opinion, as well as the calculation of the Share Transfer Ratio on which the fairness opinion is based, reflects data and financial conditions as of June 25, 2013, and assumes that the financial projections (including profit plans and other information) provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time and, with the consent of TACT HOME, also assumes that the business performance of each company will follow such projections.

5.	Benedi Consulting (advisor to the Company)

As the common shares of all six companies have market prices, Benedi Consulting conducted an Average Market Price Analysis. In addition to the Average Market Price Analysis, in order to carry out an analysis of the six companies’ future earning capacity from different angles, Benedi Consulting used DCF and Comparable Companies Analysis based on a number of factors, such as the various terms and conditions of the Share Transfer and the results of legal, financial and tax due diligence.

The results of each calculation method are as set forth below (the following calculations show the range of shares allotted for one common share of each company if one share of the joint holding company is allotted for each common share of Iida Home Max).

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.40~3.57	1.08~1.15	104.8~110.0	1.15~1.21	2.67~3.11
DCF	3.03~4.58	0.80~1.25	72.5~109.4	1.15~1.62	2.41~3.58
Comparable Companies Analysis	2.46~3.57	0.70~1.37	101.8~104.3	0.96~1.71	2.24~3.86

Taking into account the latest trading status of the six companies’ shares, Benedi Consulting used the average closing value for the one-month period before the record date (June 25, 2013), the three-month period before the record date and the six-month period before the record date to conduct the Average Market Price Analysis.
Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When preparing the fairness opinion, and when submitting the calculation documentation (“Benedi Calculations”) and conducting the analysis of the Share Transfer Ratio on which the fairness opinion is based, Benedi Consulting used information as received from the six companies (including materials prepared by independent third parties) as well as publicly available information. Benedi Consulting assumed that such materials and data were accurate and complete and did not conduct any independent verification of the accuracy and completeness thereof, as Benedi Consulting bears no responsibility or obligation to independently verify accuracy and completeness. Benedi Consulting did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, nor did it retain an independent third party to perform such evaluation or assessment. In addition, Benedi Consulting assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time. Benedi Consulting’s fairness opinion and the Benedi Calculations reflect the above information as of June 25, 2013. Benedi Consulting’s fairness opinion and the Benedi Calculations were submitted solely as a reference for the Board of Directors of the Company; they were prepared only for the convenience of the Board of Directors of the Company when considering the Share Transfer Ratio and may not be relied on or used by any other persons or for any other purpose.

6.	Tokai Tokyo Securities (advisors to ID HOME)

Tokai Tokyo Securities analyzed the Share Transfer Ratio by comprehensively considering the results of an Average Market Price Analysis, Comparable Companies Analysis and DCF. The Average Market Price Analysis used a share transfer ratio range based on the closing price on the Tokyo Stock Exchange or the Osaka Securities Exchange on the record date (June 25, 2013) and the average closing value for the one-month period before the record date, the three-month period before the record date and the six-the month period before the record date and closing price on the business day immediately preceding the date of the notice “Execution of Letter of Intent Regarding Management Integration.”  The DCF used financial projections (which did not take into account the impact of the Share Transfer) submitted by each company on a standalone basis.
A summary of the results of Tokai Tokyo Securities’ calculations for the Share Transfer Ratio is set forth below (the following shows the range of shares resulting from each calculation method if one share of the joint holding company is allotted for each share of Iida Home Max).

Calculation Method	Share Transfer Ratio Range for HAJIME CONSTRUCTION	Share Transfer Ratio Range for TOUEI HOUSING	Share Transfer Ratio Range for TACT HOME	Share Transfer Ratio Range for the Company	Share Transfer Ratio Range for ID HOME
Average Market Price Analysis	3.05~3.57	1.08~1.20	105~111	1.15~1.42	2.54~3.11
Comparable Companies Analysis	2.56~4.04	0.55~1.36	93~137	1.06~1.93	2.49~4.09
DCF	3.97~6.57	1.05~1.07	58~139	1.86~2.48	1.35~3.22

Please see the following note concerning the assumptions and disclaimers regarding the analysis of and opinions on the Share Transfer Ratio.

(Note)
When preparing the representations made in the fairness opinion and when calculating and analyzing the Share Transfer Ratio on which the fairness opinion is based, Tokai Tokyo Securities assumed that all information provided by or discussed with the six companies, all information considered by or considered on behalf of Tokai Tokyo Securities and publicly available information is true, accurate and complete. Tokai Tokyo Securities also assumed and relied on the fact that there no undisclosed facts that may have a material effect on the representations in the fairness opinion or the calculations on which the fairness opinion is based. Tokai Tokyo Securities did not conduct any independent verification of whether such information is true, accurate and complete, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent verification.

Tokai Tokyo Securities did not perform an independent evaluation or assessment with respect to the assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of each company or their respective affiliates, as Tokai Tokyo Securities bears no responsibility or obligation to conduct any such independent evaluation or assessment.
Tokai Tokyo Securities assumed that the financial projections provided by each company were reasonably prepared based on the best projections and judgment available to the management of each of the six companies at the time, and that the projected amounts would be realized at the projected times in accordance with such projections. Tokai Tokyo Securities also makes no representations as to the analysis, projections or assumptions on which the projections are based.
Tokai Tokyo Securities did not take into consideration the tax implications of the Share Transfer for the six companies or the shareholders of the six companies.
Tokai Tokyo Securities also assumed that all six companies will lawfully and effectively execute and perform the proposed agreement regarding the Share Transfer, and that the agreement will be consummated without any of the conditions precedent set forth in the agreement being waived.
Tokai Tokyo Securities’ fairness opinion and analysis were submitted solely for the reference of the Board of Directors of ID HOME and have been prepared only for the convenience of the Board of Directors of ID HOME when considering the Share Transfer Ratio for the Share Transfer. Tokai Tokyo Securities’ fairness opinion and analysis may not be relied on or used by any other persons or for any other purpose other than the Share Transfer.
Tokai Tokyo Securities did not state an opinion regarding the exercise of voting rights or any other action by shareholders of ID HOME at the general meeting of shareholders held with respect to the Share Transfer, nor did it recommend the endorsement of the Share Transfer.
Tokai Tokyo Securities’ fairness opinion and analysis are based on the financial, economic, market, legal and other conditions of the businesses as provided by each of the six companies pursuant to their respective rights and obligations as of the date of the fairness opinion and analysis. As such, the fairness opinion and analysis are based on information obtainable and actually obtained by Tokai Tokyo Securities as of that date. Events occurring after the date of the fairness opinion and the analysis may affect the content of the fairness opinion and the analysis, or there may be events whose effect on the content of the fairness opinion and analysis were unclear at the time. However, Tokai Tokyo Securities bears no obligation to correct, amend or supplement the fairness opinion and analysis in such cases.
Representations in Tokai Tokyo Securities’ fairness opinion only cover matters stated in the fairness opinion, and are not representations of any matters not expressly included in the fairness opinion. Tokai Tokyo Securities’ fairness opinion shall not apply to any other transactions, except for the Share Transfer.
Tokai Tokyo Securities will receive a commission from ID HOME for services relating to the Share Transfer. Tokai Tokyo Securities, Tokai Tokyo Financial Holdings, Inc. (“Tokai Tokyo FH”) and Tokai Tokyo FH’s affiliates currently conduct securities and other financial transactions with the six companies and their respective affiliates, have done so in the past and plan to do so in future. Tokai Tokyo Securities, Tokai Tokyo FH and Tokai Tokyo FH’s affiliates currently hold or trade shares, corporate bonds and other securities of the six companies and their respective affiliates on their own account, or on the account of customers, have done so in the past and may do so in future. The opinions represented in Tokai Tokyo Securities’ fairness opinion will not restrict the various business relationships that may arise between the six companies and their respective affiliates and Tokai Tokyo Securities, Tokai Tokyo FH or Tokai Tokyo FH’s affiliates.